As filed with the Securities & Exchange Commission on August 17, 1995
                                                       Registration No. 33-88032

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               HEALTHWATCH, INC.
               (Exact name of issuer as specified in its charter)

            Minnesota                                             84-0916792
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                                 2445 CADES WAY
                            VISTA, CALIFORNIA 92083
                                 (619) 598-4333
         (Address and telephone number of principal executive offices)

                               John D. Greenbaum
                               HealthWatch, Inc.
                                 2445 Cades Way
                            Vista, California 92083
                                 (619) 598-4333
           (Name, address and telephone number of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  Subject to Completion, dated August 16, 1995



                                 375,000 Shares

                               HEALTHWATCH, INC.

                                  Common Stock

         The shares offered hereby are 375,000 issued and outstanding shares (the "Shares") of Common Stock, $.01 par value ("Common Stock"), of HealthWatch, Inc. ("HealthWatch" or the "Company") owned by various selling shareholders ("Selling Shareholders"), which may be sold from time to time by the Selling Shareholders for their own accounts. The Company has been advised that the Selling Shareholders may from time to time sell the Shares to or through brokers or dealers in one or more transactions, on the Nasdaq Small Cap Market or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

         The Company's Common Stock is listed on the Nasdaq Small Cap Market under the symbol HEAL. On August 15, 1995, the last reported sale price of Common Stock, as reported on the Nasdaq Small Cap Market, was $.50 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Since the Common Stock registered hereunder is being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), the Company cannot include herein information about the price to the public of the Common Stock or the proceeds to the Selling Shareholders. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders, and the Company is obligated to pay the expenses of this offering, which are estimated at $5,000. The Selling Shareholders will pay their own expenses in connection with sales of the Common Stock. The Selling Shareholders and any brokers or dealers executing selling orders on their behalf may be deemed "underwriters" within the meaning of the Act, in which event the usual and customary selling commissions which may be paid to the brokers or dealers may be deemed to be underwriting commissions under the Act. There can be no assurance that any or all of the Shares registered hereunder will be sold. See "PLAN OF DISTRIBUTION."



                The date of this Prospectus is August 22, 1995.



                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus omits certain information included in such Registration Statement. For further information about the Company and its securities, reference is made to such Registration Statement and to the exhibits filed as part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-11476), are incorporated by reference in this registration statement:

               (a) The Company's Quarterly Report on Form l0-QSB for the quarter ended March 31, 1995.

               (b) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1994.

               (c) The Company's definitive Proxy Statement for the 1994 Annual Meeting of Shareholders held on December 16, 1994.

               (d) The Company's Current Report on Form 8-K, as amended, dated June 29, 1995.

               (e) The Company's Report on Form 10-C dated August 7, 1995.

               (f) The Company's Report on Form 10-C dated August 17, 1995.

               (g) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus. Requests may be directed to John D. Greenbaum, President, HealthWatch, Inc., 2445 Cades Way, Vista, California 92083, (619) 598-4333.

                      THE COMPANY AND RECENT DEVELOPMENTS

         HealthWatch develops, manufactures and markets cardiovascular noninvasive diagnostic instruments, accessories and services. The Company's diagnostic instruments include non-invasive doppler and ultrasound imaging systems designed to diagnose peripheral vascular (blood vessel) disease and electrocardiograph and stress-testing equipment and interpretive software. In 1993, HealthWatch acquired Metamed, Inc. ("Metamed"), a development-stage company which was engaged in the development of products for the infusion therapy ("IV") industry. Infusion therapy generally involves the delivery of one or more fluids, primarily pharmaceuticals or nutritionals, to a patient by means of an infusion line inserted into the circulatory system. The Pacer, the Company's first IV product, which was approved for marketing by the U.S. Food and Drug Administration ("FDA") in April 1994, is in the final development stage. Sales of the Pacer are expected to begin within the next two months.

         Markets for the Company's diagnostic products have been adversely affected by efforts to contain health-care costs as well as by the efforts of many hospitals and other health-care institutions to reduce their costs by consolidating operations with the operations of other institutions. This consolidation has resulted in fewer customers for HealthWatch's diagnostic products and for delays in obtaining purchase orders from institutions which are evaluating possible consolidations with other institutions. In contrast, the Company believes that its IV products will benefit from the health-care industry's focus on reducing costs, as these products are expected to be substantially less expensive and easier to use than most competing products. For this reason, the Company's primary focus during the past year has been on the development of the Pacer.

         The Company's licensed patented IV technology utilizes proprietary optics and computer technology to measure the size (volume) of drops as they fall in a drip chamber. By combining this information with the rate of flow of the drops, the system is able to determine and regulate the amount of the fluid delivered to the patient. In effect, the Company's IV system utilizes the power of a microprocessor chip and electronics to replace more cumbersome and expensive mechanical-based systems. The cost of using the Company's IV systems is expected to be significantly less than the cost for most competing systems, both because the purchase prices for the Company's IV systems are expected to be less than those for competing systems and because the Company's IV systems can be used with generic IV sets which usually are significantly less expensive than proprietary IV sets required to be used with most competing systems.

         HealthWatch believes that there are more than 900,000 IV instruments currently being used in the U.S. and that approximately 120,000 IV instruments are sold annually in the U.S., and that the international market is equal in size to the U.S. market. The Company intends to market the Pacer based on its ease of use and the potentially significant cost savings which users of the Pacer may recognize, both due to the lower cost of the Pacer and the ability to use lower-priced IV sets.

         On August 4, 1995, the Company completed a distribution of 1,040,987 Units of its securities. Each Unit consisted of four shares of the Company's Common Stock and two Redeemable Common Stock Purchase Warrants. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $.75. Gross receipts to the Company from the offering of the Units was $1,040,987. As a result of the Unit offering, the Company's outstanding shares of Common Stock was increased from 2,849,123 shares to 7,013,071 shares.

         HealthWatch's executive offices are located at 2445 Cades Way, Vista, California 92083, telephone number (619) 598-4333.


                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Shares of Common Stock offered hereby.

DECLINE IN REVENUES; RECENT OPERATING LOSSES

         The Company's product sales have declined in each of the past three fiscal years and in the nine-month period ended March 31, 1995, compared to the prior similar fiscal periods, primarily due, the Company believes, to the uncertainty in the medical community regarding the effects of various proposals for health-care reforms, consolidations and mergers of health-care institutions, continued increased price competition and the Company's lack of sufficient working capital to adequately fund marketing and product enhancement efforts. In view of the Company's belief that there is substantially more potential for its IV products than for its current diagnostic products, HealthWatch intends to concentrate its efforts and limited working capital on the completion and initial marketing of the Pacer, its first IV product. While sales of the Pacer are expected to begin within two months, the Company does not expect to be able to produce and ship significant quantities of the Pacer for several months after it commences production of this product. The Company's sales may, therefore, continue to decrease for the next six or more months.

         The Company has incurred losses from operations in each of its last three fiscal years and in the nine months ended March 31, 1995. The Company expects to continue to incur losses from operations until it is able to generate significant sales of the Pacer. The Pacer is still in the development stage and there can be no assurance that the Company will be able to successfully complete this product or, assuming such development is successful, realize significant revenues from the sale of the Pacer. In addition, if the Company is not able to generate sufficient sales of its existing products to support the value of certain inventory items or of the intangible assets relating to certain of these products, it could be required to recognize significant additional losses in connection with the write-down of these assets for book purposes. At March 31, 1995, the Company had an accumulated deficit of ($9,413,364). There can be no assurance that the Company will be able to operate at a profit in the future. The Company is not able to finance current working capital requirements from operations.

NEED FOR ADDITIONAL FINANCING

         The Company estimates that it needs approximately $400,000 of additional debt or equity capital to sustain its operations during the next twelve months. In addition to the $400,000 required to sustain operations, the Company estimates that it will need to obtain from $400,000 to $800,000 of additional working capital to implement its marketing plan for the Pacer and to provide adequate working capital to fund a rapid increase in product sales. In the event that the Company is unable to raise additional capital, it will be required to defer producing IV or other products, to sell certain assets or enter into joint ventures with or grant licenses to other companies with respect to one or more of its products and/or further reduce its operations in order to sustain operations. There can be no assurance that the Company could, if it were required to do so to sustain operations, sell any such assets or enter into any such joint venture or grant any such license, if at all, on terms acceptable to the Company.

METAMED ACQUISITION; NEW BUSINESS VENTURE; UNPROVEN PRODUCTS

         In September 1993, the Company completed the acquisition of Metamed, Inc., a development-stage company. The Metamed acquisition represented a significant new business venture for HealthWatch, and the Company's ability to successfully develop this business is subject to all of the risks inherent in the establishment of a new business. HealthWatch had not previously been engaged in the infusion therapy business and Metamed had only a limited history of operations and had not generated any revenues.

         HealthWatch believes that the Metamed acquisition is of strategic importance because it offers the Company the opportunity to expand its product offerings to include medical products which it believes will be less sensitive than its existing diagnostic products to current market pressures and uncertainties, as the Metamed products are expected to be not only easier to use but also less costly than existing competing products. While the first Metamed product, the Pacer, an IV controller, has recently been introduced, there can be no assurance that it will achieve wide acceptance in the marketplace. Efforts to obtain required governmental approvals for additional products based on the Metamed patented technology may be costly and require significant time and additional effort on behalf of the Company which could further deplete the Company's limited resources and delay the introduction of additional Metamed products. There can be no assurance that the Company will be able to obtain necessary governmental approvals for additional Metamed products or that any products based on the Metamed technology can be successfully introduced to the marketplace.

DEPENDENCE ON SUPPLIERS; WORKING CAPITAL REQUIREMENTS

         Certain raw materials for the Company's products, particularly its new IV product, are available from only one or a limited number of suppliers, require that orders be placed 60 days or more in advance of the desired delivery date and may be available to the Company only if it places significant orders which represent several months or more of the Company's projected needs for such materials. The need to purchase significant quantities of these materials in advance of their use substantially increases the Company's working capital requirements.

         There can be no assurance that the Company's current suppliers for these products will continue to supply them to the Company. While alternative sources for such items are currently available, the Company could be required to redesign its products in order to be able to use the alternative materials provided by these additional suppliers. Any such redesign of the Company's products could be expensive and time consuming and could require six or more months to complete. The Company is currently redesigning its first IV product so that it can use a different microprocessor chip that is more readily available to the Company than the microprocessor chip originally intended to be used in this product. This redesign effort has delayed the first shipments of the Pacer, with the first shipments now expected to occur in September or October 1995. The Company believes that it either has or has commitments to supply adequate quantities of the more difficult to obtain components for its initial IV product.

DEPENDENCE ON NEW OR IMPROVED PRODUCTS; TECHNOLOGICAL CHANGES

         In general, the medical products industry is subject to rapid and significant technological changes and frequent introduction of new competitive products. To respond to these expected changes and to improve or sustain the marketability of its products, the Company will be required to commit substantial investments in product improvement and development in order to periodically enhance its existing products and successfully introduce new products. There can be no assurance that the Company will either have the resources required to make such investments or, assuming it has the required resources, be able to respond adequately to changes in technology or changes in the markets for its products. The development of new products or technologies by other firms could have a material adverse effect on the Company's business. In addition, to the extent that the Company seeks to develop new products, there can be no assurance that such products will be successfully developed or, if developed, that such products will be successfully introduced to the marketplace.

COMPETITION

         There are many companies that produce equipment which competes with the Company's products, particularly its cardiology and current and proposed infusion therapy products. Most of the Company's competitors have substantially greater financial and marketing resources than the Company. Three companies account for a substantial portion of the market for ECG products similar to those sold by HealthWatch, and five companies account for over 80% of the U.S. market for infusion therapy systems. All of such companies are substantially larger than HealthWatch. The Company expects to encounter intense competition in the market for its IV products. This could require that the Company commit significantly greater resources to the introduction of its IV products than would otherwise be required.

GOVERNMENT REGULATION

         The FDA regulates the testing, manufacturing, packaging, distribution and marketing of medical devices in the U.S., including the products manufactured by HealthWatch. The Company's infusion therapy products are Class II devices for which permission to market can be obtained under Section 510(k) of the Medical Device Amendments Act to the Food, Drug and Cosmetic Act. Products requiring permission to market under 510(k) may be approved after adequate demonstration of safety, effectiveness and documentation that the product is substantially equivalent to a similar device in interstate commerce prior to 1976. The Company submitted a 510(k) application with respect to its first Metamed infusion therapy system in September 1993. On April 4, 1994, the Company received notification from the FDA that this product could be marketed in the U.S. Compliance with the provisions of the Food, Drug and Cosmetic Act and the FDA's regulations is time consuming and expensive.

PRODUCT LIABILITY INSURANCE

         Producers of medical instruments may face substantial liability from the use of their products. HealthWatch has obtained product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate. As the installed base of IV products increases, the Company plans to raise the amount of such insurance. There can be no assurance that any such liability of the Company will be covered by its insurance or that damages will not exceed the limits of the coverage.

CHANGES IN HEALTH-CARE INDUSTRY

         The health-care industry is experiencing significant pressure to reduce costs. The Clinton administration has identified the containment of health-care costs as a major priority. While the Company cannot predict what effect any proposals to contain health-care costs may have on its business, such proposals, if enacted, could have a material adverse effect on portions of its business, particularly its diagnostic instruments business. In order to reduce costs and to improve utilization of facilities, many health-care organizations have consolidated or merged or are considering consolidating or merging their operations or portions of their operations with the operations of other health-care organizations. The consolidation and merging of health-care organizations has reduced and can be expected to continue to reduce the number of potential purchasers for the Company's products, particularly its diagnostic instruments.

RECENT SENIOR MANAGEMENT CHANGE

         John D. Greenbaum, President of the Company, is on medical leave through August 31, 1995. The absence of senior management for any period of time could have a material adverse affect on the Company's business.

BROKER-DEALER SALES OF COMPANY COMMON STOCK

         Securities and Exchange Commission Rule 15g-9 imposes additional sales practice requirements on brokers-dealers who sell certain low-priced securities to persons other than established customers. So long as the Company's Common Stock continues to be quoted on the Nasdaq Small Cap Market, sales of its stock are exempt from the application of this rule. In order for securities to continue to be quoted on the Nasdaq Small Cap Market, they must meet certain maintenance requirements, including a minimum bid price of at least $1.00 per share or a market value of the public float for its common stock of at least $1,000,000 and $2,000,000 in capital and surplus. The bid price for the Company's Common Stock is below $1.00 per share. While the Company's capital and surplus is currently slightly in excess of $2,000,000, further losses from operations could result in such capital and surplus being less than $2,000,000. It is possible that shareholders will be requested to consider a reverse split of the Company's Common Stock in the future, if this would better assure the Company's ability to satisfy the requirements for its Common Stock to continue to be listed on the Nasdaq Small Cap Market. In the event that the Company's Common Stock should cease to be traded on the Nasdaq Small Cap Market, or it should otherwise cease to be exempt from the application of Rule 15g of the Securities Exchange Act of 1934, it would become subject to Rule 15g-9. In this event, prior to effecting transactions in the Company's Common Stock, brokers-dealers would be required to make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. These requirements could adversely affect the ability of brokers-dealers to sell the Company's securities. In addition, in the event that the Company's securities ceased to be traded on the Nasdaq Small Cap Market, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE
 DEBENTURES AND PREFERRED STOCK

         As of August 18, 1995, there were up to 8,774,163 shares of Common Stock reserved for issuance upon the exercise of stock purchase warrants or options or the conversion of Debentures and Preferred Stock, at exercise or conversion prices ranging from $.25 to $9.76 per share. To the extent the trading price of the Company's Common Stock at the time of exercise or conversion of any such warrants, options, Debentures or Preferred Stock exceeds the exercise or conversion prices, any such exercise or conversion will have a dilutive effect on the Company's shareholders.

         The Company's Articles of Incorporation, as amended, authorize the issuance of up to 100,000,000 shares of Common Stock, of which 7,868,592 shares were outstanding on August 18, 1995. The Company's Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval.

AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK

         HealthWatch is authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of Preferred Stock. The issuance of any shares of Preferred Stock having rights superior to those of HealthWatch's Common Stock may result in a decrease in the value or market price of the Common Stock and could further be used by the Board as a device to prevent a change in control of HealthWatch. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. There are 400,000 authorized shares of Series A Preferred Stock. The Company does not have any present intention to issue any other shares of Preferred Stock.


                              SELLING SHAREHOLDERS

         Creative Business Strategies, Inc. acquired its Shares from the Company pursuant to stock grants effective May 1, 1995 and June 28, 1995, in consideration for services rendered. Sanford L. Schwartz, Chairman of the Board of Directors of the Company, is an officer, director and shareholder of Creative Business Strategies, Inc. Boulder Financial Group, LLC and D.S.N. Enterprises Ltd. acquired their Shares pursuant to stock grants effective June 28, 1995 and August 1, 1995, respectively, in consideration for services rendered to the Company. Kenneth A. Selzer, M.D., acquired his Shares from the Company pursuant to a stock grant effective May 1, 1995, in consideration for services rendered. Dr. Selzer is a director of the Company.

         The following table sets forth certain information with respect to the offering and the ownership of Common Stock by the Selling Shareholders as of August 18, 1995.

                         Shares of Common                     Shares of Common             Percentage of
                            Stock Owned            Shares       Stock Owned                Common Stock
   Name of Selling          Beneficially           Offered   Beneficially After          Owned Beneficially
     Shareholder           Before Offering         Hereby         Offering        Before Opening      After Opening

Creative Business           250,000 (1)            250,000             0 (1)          3.2%                 --
Strategies, Inc.

Boulder Financial           850,000 (2)             50,000       800,000 (2)          9.8%                 9.2%
Group, LLC

D.S.N. Enterprises,         400,000 (3)             50,000       350,000 (3)          4.9%                 4.3%
Ltd.

Kenneth A. Selzer,          112,500 (4)             25,000        87,500 (4)          1.4%                 1.1%
M.D.


(1)      Does not include shares of the Company's Common Stock owned by Sanford
         L. Schwartz, an officer, director and shareholder of Creative Business Strategies, Inc. As of August 18, 1995, Mr. Schwartz owned 62,354 shares of the Common Stock and options and convertible debentures which represented the right to acquire an additional 77,250 shares of the Common Stock.

(2) Includes 800,000 shares of the Common Stock which are issuable within 60 days of the date of this Prospectus upon exercise of stock purchase warrants.

(3) Includes 350,000 shares of the Common Stock which are issuable within 60 days of the date of this Prospectus upon exercise of stock purchase warrants.

(4) Includes 87,500 shares of the Common Stock which are issuable within 60 days of the date of this Prospectus upon exercise of outstanding stock purchase options.


                              PLAN OF DISTRIBUTION

         The Company has been advised that the Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees, or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) in privately negotiated transactions not involving a broker or dealer. In effecting sales, brokers or dealers engaged to sell Shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell Shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders, and it is anticipated that the brokers or dealers, if any, participating in the sales of such securities will receive the usual and customary selling commissions.


                                 LEGAL MATTERS

         The legality of the Common Stock will be passed upon for the Company by the firm of Gray, Plant, Mooty, Mooty & Bennett, P.A. A member of such firm owns 230,000 shares of Common Stock and warrants representing the right to acquire 180,000 and 100,000 shares of Common Stock at $.25 and $.75 per share, respectively.


                                    EXPERTS

         The audited financial statements of the Company for the years June 30, 1994 and 1993, which are incorporated by reference herein have been examined and reported on by Silverman Olson Thorvilson & Kaufmann, Ltd., as indicated in their reports with respect thereto, and are incorporated by reference, in reliance upon the authority of said firm as experts in accounting and auditing.


                                    PART II
                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses of the Company in connection with the sale and distribution of the Common Stock being registered. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.


Securities and Exchange Commission fee                  $  208
NASD fee                                                   592
Blue Sky fees and expenses                                 500
Accounting fees and expenses                               400
Legal fees and expenses                                  3,000
Transfer Agent fees                                        100
Miscellaneous                                              200
         TOTAL                                          $5,000


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer or employee of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. The Company's Articles and Bylaws provide for indemnification of the Company's officers, directors, employees and agents to the fullest extent permitted by law.

         In addition, the Company's Articles of Incorporation eliminate certain personal liability of the directors of the Company for monetary damages for certain breaches of directors' fiduciary duties as permitted by Minnesota Statutes Section 302A.251.


ITEM 16.  EXHIBITS


          4.1     Specimen form of the Company's Common Stock certificate (1).

          4.2 Warrant Agreement dated October 30, 1991 between the Company and Corporation Stock Transfer, Inc. (2).

          4.3 Form of Warrant Certificate for Class A and Class B Warrants see Exhibit A to Exhibit 4.2.

          4.4     HealthWatch, Inc. Stock Option Plan of 1989 (2).

          4.5     Form of Incentive Stock Option Agreement (2).

          4.6     Form of Nonstatutory Stock Option Agreement (2).

          4.7     HealthWatch, Inc. Stock Option Plan of 1993 (3).

          4.8 Subscription and Purchase Agreement dated as of the 14th day of August 1992 between the Company and the Purchasers of the Company's 10% convertible senior debentures due 1997 (including as an appendix thereto the form of the debenture certificate) (4).

          4.9 Subscription and Purchase Agreement dated August 31, 1993 between the Company and Redwood Microcap Fund, Inc., the Rockies Fund, Inc. and associated investors of such funds, including as an appendix thereto, the form of warrant certificates (4).

          4.10 Subscription and Purchase Agreement dated October 1993 between the Company and Sogevalor S.A., including as an appendix thereto, the form of warrant certificate (4).

          4.11 Subscription and Purchase Agreement dated December 1993 by and between the Company and Universal Solutions, Inc., including as an appendix thereto a form of the warrant certificate (4).

          4.12 Subscription and Investment Representation Agreement between SMI Capital Corp. and the Company (3).

          4.13 Subscription and Investment Representation Agreement between Investor Resource Services, Inc. and the Company (3).

          4.14 Warrant Agreement dated May 19, 1995 between the Company and Corporate Stock Transfer, Inc. - (5).

          4.15 Warrant Agreement dated November 30, 1994 between the Company and investor - (5).

          4.16    Form of Warrant Certificate -- see Exhibit A to Exhibit 4.14.

          4.17    Form of Loan and Standby Purchase Agreement - (5).

          4.18 Exchange Agreement for Preferred Stock and Stock Purchase Warrant - (5).

          4.19 Settlement Agreement effective May 11, 1995 among HealthWatch, Inc., Investor Resource Services, SMI Capitol Corp. and Charles Arnold - filed herewith.

          4.20 Agreement between HealthWatch, Inc. and D.S.N. Enterprises Ltd. - filed herewith.

          4.21 Consultancy Agreement dated May 1, 1995 between HealthWatch, Inc. and Boulder Financial Group, LLC - (5)

          5.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. - filed herewith.

          23.1    Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (see
                  Exhibit 5.1).

          23.2 Consent of Silverman Olson Thorvilson & Kaufmann, Ltd. -- filed herewith.

          24.1 Power of Attorney (included on page II-4 of the Registration Statement).


(1) Incorporated herein by reference to Registration Statement, Form S-18 (File No. 285688D).

(2) Incorporated herein by reference to Registration Statement, Form S-2 (File No. 33-42831).

(3) Incorporated herein by reference to Registration Statement, Form 10-KSB, for the year ended June 30, 1994 (File No. 0-11476).

(4) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-73462).

(5) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-88126).


ITEM 17.  UNDERTAKINGS

          A.       The undersigned registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

GP:104814 v1


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on August 15, 1995.

                                      HEALTHWATCH, INC.


                                      By /s/ John D. Greenbaum
                                         John D. Greenbaum
                                         President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below on the 15th day of August, 1995, by the following persons in the capacities indicated:

/s/ John D. Greenbaum              President, Chief Executive Officer, Chief
John D. Greenbaum                  Financial  Officer,  and  Director
                                   (Principal  Executive  and Financial Officer)

/s/ Annette D. Agner               Controller (Principal Accounting Officer)
Annette D. Agner

/s/ Sanford L. Schwartz            Director
Sanford L. Schwartz

/s/ Kenneth A. Selzer, M.D.        Director
Kenneth A. Selzer, M.D.



GP:104814 v1


                               HEALTHWATCH, INC.
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                               INDEX TO EXHIBITS


                                                                                                 Page No.

          4.1        Specimen form of the Company's Common Stock certificate (1).                    --

          4.2        Warrant Agreement dated October 30, 1991 between the Company and                --
                     Corporation Stock Transfer, Inc. (2).

          4.3        Form of Warrant Certificate for Class A and Class B Warrants --                 --
                     see Exhibit A to Exhibit 4.2.

          4.4        HealthWatch, Inc. Stock Option Plan of 1989 (2).                                --

          4.5        Form of Incentive Stock Option Agreement (2).                                   --

          4.6        Form of Nonstatutory Stock Option Agreement (2).                                --

          4.7        HealthWatch, Inc. Stock Option Plan of 1993 (3).                                --

          4.8        Subscription and Purchase Agreement dated as of the 14th day of                 --
                     August 1992 between the Company and the Purchasers of the
                     Company's 10% convertible senior debentures due 1997 (including as an appendix thereto the form of the debenture certificate) (4).

          4.9        Subscription and Purchase Agreement dated August 31, 1993 between               --
                     the Company and Redwood Microcap Fund, Inc., the Rockies Fund,
                     Inc. and associated investors of such funds, including as an appendix thereto, the form of warrant certificates (4).

          4.10       Subscription and Purchase Agreement dated October 1993 between                  --
                     the Company and Sogevalor S.A., including as an appendix thereto, the form of warrant certificate (4).

          4.11       Subscription and Purchase Agreement dated December 1993 by and                  --
                     between the Company and Universal Solutions, Inc., including  as an appendix thereto a form of the warrant certificate (4).

          4.12       Subscription and Investment Representation Agreement between SMI                --
                     Capital Corp. and the Company (3).

          4.13       Subscription and Investment Representation Agreement between                    --
                     Investor Resource Services, Inc. and the Company (3).

          4.14       Warrant Agreement dated May 19, 1995 between the Company and                    --
                     Corporate Stock Transfer, Inc. - (5).

          4.15       Warrant Agreement dated November 30, 1994 between the Company and               --
                     investor - (5).

          4.16       Form of Warrant Certificate -- see Exhibit A to Exhibit 4.14.                   --

          4.17       Form of Loan and Standby Purchase Agreement - (5).                              --

          4.18       Exchange Agreement for Preferred Stock and Stock Purchase Warrant               --
                     - (5).

          4.19       Settlement Agreement effective May 11, 1995 among HealthWatch,
                     Inc., Investor Resource Services, SMI Capitol Corp. and Charles
                     Arnold - filed herewith.

          4.20       Agreement between HealthWatch, Inc. and D.S.N. Enterprises Ltd. -
                     filed herewith.

          4.21       Consultancy Agreement dated May 1, 1995 between HealthWatch, Inc.               --
                     and Boulder Financial Group, LLC - (5)

          5.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. - filed herewith.

          23.1       Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (see Exhibit               --
                     5.1).

          23.2       Consent of Silverman Olson Thorvilson & Kaufmann, Ltd. -- filed herewith.

          24.1       Power of Attorney (included on page II-4 of the Registration                    --
                     Statement).



(1) Incorporated herein by reference to Registration Statement, Form S-18 (File No. 285688D).

(2) Incorporated herein by reference to Registration Statement, Form S-2 (File No. 33-42831).

(3) Incorporated herein by reference to Registration Statement, Form 10-KSB, for the year ended June 30, 1994 (File No. 0-11476).

(4) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-73462).

(5) Incorporated herein by reference to Registration Statement, Form SB-2 (File No. 33-88126).

GP:104814 v1